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                                                                    EXHIBIT 99.2


                 FIFTH AMENDMENT TO LEASE AND WAIVER AGREEMENT



     THIS FIFTH AMENDMENT TO LEASE AND WAIVER AGREEMENT (this "Agreement") dated as of June 13, 2003, by and between RANDOLPH/CLINTON LIMITED-PARTNERSHIP, a Delaware limited partnership ("Landlord") with an address at c/o W.P. Carey & Co. LLC, 50 Rockefeller Plaza, 2nd Floor, New York, NY 10020, and INFORMATION RESOURCES, INC., a Delaware corporation ("Tenant") with an address at 150 North Clinton Street and 564 West Randolph Street, Chicago, IL.

                             W I T N E S S E T H :


     WHEREAS, Landlord and Tenant entered into a certain Lease Agreement dated as of September 27, 1990, as amended by that certain Amendment Number 1 to Lease Agreement between Landlord and Tenant dated as of March 29, 1991, as further amended by that certain Second Amendment to Lease Agreement dated as of March 29, 1995 between Landlord and Tenant, as further amended by that certain Waiver, Consent and Covenant Agreement dated as of February 8, 1999 between Landlord and Tenant (the "1999 Waiver Agreement"), as further amended by that certain Third Amendment and Waiver Agreement dated as of February 9, 2000 between Landlord and Tenant, as further amended by that certain Fourth Amendment to Lease dated as of December 28, 2000 between Landlord and Tenant (as so amended, the "Lease");


     WHEREAS, Tenant has entered into a letter of intent with Symphony Technology, Fund II-A, LP ("Symphony") pursuant to which Tenant and Symphony intend to cause an entity that is at least 50% owned and controlled by Symphony to merge with Tenant and immediately following such merger Symphony will directly or indirectly own and control at least 50% of Tenant (the "Change of Control Transaction");

     WHEREAS, upon the consummation of the Change of Control Transaction, Tenant will not be in compliance with certain financial covenants set forth in the Lease and has requested that such covenants be amended;

     WHEREAS, as the consummation of the Change of Control Transaction would violate Paragraph C(vi) of Exhibit "E" of the Lease, Tenant has requested that Landlord provide a waiver with respect to the Change of Control Transaction;

     WHEREAS, Landlord has requested that Tenant agree to extend the initial Term of the Lease by three (3) years; and

     WHEREAS, subject to the consent of the Lender and the closing of the Change of Control Transaction, Landlord and Tenant have agreed to (i) amend or waive certain financial covenants to permit the Change of Control Transaction to proceed and (ii) extend the initial Term of the Lease by three (3) years, all pursuant to the terms and conditions of the Lease as amended by this Agreement.

     NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

     1. Financial Covenants and Related Matters. The Lease is hereby amended as follows:

     (a). Paragraph 28(b) is hereby amended by deleting the second sentence thereof and inserting the following in lieu thereof:

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     Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year unaudited financial statements and all other quarterly reports of Tenant, certified by Tenant's chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law.

     (b) A new Paragraph 28(c) is hereby added as follows:

     All quarterly and annual financial statements shall be accompanied by a certification ("Covenant Certification") of the chief financial officer of Tenant, as of the last day of the fiscal quarter or annual period to which such financial statements relate, that Tenant is in camphene with the covenants set forth in Paragraph C of Exhibit "E" (except as otherwise specified in the Covenant Certification), together with a calculation of the covenants described in Paragraph C of Exhibit "E".

     (c) Paragraph 39(b) is hereby amended by adding the following sentence at the end of Paragraph 39(b):

     If a Senior Lender is paid any consideration for such a waiver, then, Tenant shall simultaneously pay to Landlord an amount equal to thirty-three (33%) percent of such consideration as Additional Rent. The term
     "waiver" as used in the preceding sentence shall be deemed to include any modification or amendment of such Senior Lender's financial covenant.

     (d) Paragraph 39(f) is hereby amended by deleting the definition of "Senior Lender" and inserting the following in lieu thereof:

     "Senior Lender" shall mean any bank or financial institution (or a syndicate of banks and/or financial institutions) providing credit to Tenant, the commitments or outstanding borrowings of which exceed $5,000,000. (For clarification purposes, the term "Senior" as used herein shall not be interpreted to impact or affect the relative priority of any bank or financial institution that constitutes a "Senior Lender" hereunder vis-a-vis any other such "Senior Lender".)

     (e) The Paragraph C(i) of Exhibit "E" is hereby deleted and the following is hereby inserted in lieu thereof:

          (i) Minimum Tangible Net Worth. Permit Consolidated Tangible Net Worth to be less than the amount set forth below at the end of each fiscal quarter during the indicated period:


     Period                               Minimum Tangible Net Worth

     Through December 31, 2004            $20,000,000.00

     January 1, 2005 through the
     balance of the Term                  $30,000,000.00

     (f) Paragraph C(iii) of Exhibit "E" is hereby deleted and the following is hereby inserted in lieu thereof:

          (iii) Indebtedness. Permit, or permit any Subsidiary to, at any time, create, incur, assume or suffer to exist any Indebtedness in an


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     aggregate amount in excess of $500,000.00, except that Tenant may incur any
     Indebtedness provided that, after the incurrence of such Indebtedness, (i) the ratio of Consolidated Net Tangible Assets to Consolidated Funded Indebtedness would not be less than 1.0:1 through December 31, 2004, not less than 1.2:1 from January 1,2005 through December 31, 2008 and not less than 2.0:1 thereafter, and (ii) after December 31, 2004, the Fixed Charge Coverage Ratio would not be less than 1.35:1.

     (g) Paragraph C(ii) of Exhibit "E" is amended by deleting the word "and" at the end of subparagraph (e), replacing the period (.) at the end of subparagraph (f) with "; and", and inserting a new subparagraph (g) as follows:

          (g) liens, pledges, mortgages or other charges placed upon any property or assets owned by Tenant or any Subsidiary which secure Indebtedness incurred in connection with the Change of Control Transaction provided that such Indebtedness has a final maturity date of no later than December 31, 2009 (including any modifications, extensions, replacements or refinancings of such Indebtedness so long as such Indebtedness continues to have a final maturity date of no later than December 31, 2009).

     2. Modification of 1999 Waiver Agreement. The covenant set forth in Paragraph 3(b) of the 1999 Waiver Agreement with respect to Consolidated Tangible Net Worth is hereby deleted.

     3. Increase of Duration of the Initial Term. Paragraphs 5(a) and (b) are hereby deleted and the following is hereby inserted in lieu thereof:

               (a) Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (such term, as extended or renewed in accordance with the provisions hereof, being called the "Term") commencing on the date hereof (and ending on October 31, 2013 (the "Expiration Date").

               (b) Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, then on the Expiration Date and the fifth (5th) anniversary of the Expiration Date (the Expiration) Date and said fifth (5th) anniversary being a "Renewal Date"), the Term shall be deemed to have been automatically extended for an additional period of five (5) years (such extension, the "Renewal Term"), unless Tenant shall notify Landlord in writing in recordable form at least eighteen (18) months prior to the Renewal Date that Tenant is terminating this Lease as of the Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease, as the same may be amended, supplemented or modified (except that Tenant shall not have the right to any additional Renewal terms).

     4. Basic Rent During the Final Three Years of the Initial Term. The Lease is hereby amended as follows:

     (a) The following definition is hereby added to Paragraph 2:

          "Fair Market Rental Value" shall mean the fair market rental value of the Leased Premises for the relevant Renewal Term determined in accordance with the procedure specified in Paragraph 29.



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     (b) The definition for "Fair Market Value Date" in Paragraph 2 of the Lease
is hereby deleted and the following is hereby inserted in lieu thereof:

          "Fair Market Value Date" shall mean the date when Fair Market Value or Fair Market Rental Value, as applicable, is determined in accordance with Paragraph 29.

     (c) Paragraph 29(a) is hereby amended by deleting the introductory sentence and inserting the following in lieu thereof:

          Whenever a determination of Fair Market Value or Fair Market Rental Value, as applicable, is required pursuant to any provision of this Lease, such Fair Market value or Fair Market Rental Value, as applicable, shall be determined in accordance with the following procedure:

     (d) Paragraph 29(a)(i) is hereby amended by inserting the following sentence after the first sentence of Paragraph 29(a)(i):

          Landlord and Tenant shall endeavor to agree on Fair Market Rental Value on or before April 30, 2013 (also, an "Applicable Initial Date").

     (e) Paragraphs 29(a)(ii), (ii), (iii), (iv) and (v) are hereby deleted in their entirety and the allowing is hereby inserted in lieu thereof:

     (ii) If the parties shall not have signed such agreement within thirty (30) days after the Applicable Initial Date, Tenant shall within fifty (50) days after the Applicable Initial Date select an appraiser and notify Landlord in writing of the name, address and qualifications of such appraiser. Within twenty (20) days following Landlord's receipt of Tenant's notice of the appraiser selected by Tenant, Landlord shall select an appraiser and notify Tenant of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value or the Fair Market Rental Value based on a written appraisal made by each of them (and given to Landlord by Tenant) as of the Relevant Date. If such two appraisers shall agree upon a Fair Market Value or the Fair Market Rental Value, the amount of such Fair Market Value or the Fair Market Rental Value as so agreed shall be binding and conclusive upon Landlord and Tenant.

     (iii) If such two appraisers shall be unable to agree upon a Fair Market Value or the Fair Market Rental Value within twenty (20) days after the selection of an appraiser by Landlord, then such appraisers shall advise Landlord and Tenant of their respective determination of Fair Market Value or the Fair Market Rental Value and shall select a third appraiser to make the determination of Fair Market Value or the Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

     (iv) If such two appraisers shall be unable to agree upon the designation of a third appraiser within ten (10) days after the expiration of the twenty (20) day period referred to in clause (iii) above, or if such third appraiser does not make a determination of Fair Market Value or the Fair Market Rental Value within twenty (20) days after his selection, then such third appraiser or a substituted third appraiser, as applicable, shall, at the request of either party hereto, be appointed by the President or Chairman of the American Arbitration Association in New York, New



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     York. The determination of Fair Market Value or the Fair Market Rental
     Value made by the third appraiser appointed pursuant hereto shall be made within twenty (20) days after such appointment.

     (v) If a third appraiser is selected, Fair Market Value or the Fair Market Rental Value shall be the average of the determination of Fair Market Value or the Fair Market Rental Value made by the third appraiser and the determination of Fair Market Value made by the appraiser (selected pursuant to Paragraph 29(a)(ii) hereof) whose determination of Fair Market Value or the Fair Market Rental Value is nearest to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

     (vi) All appraisers selected or appointed pursuant to this Paragraph 29(a) shall (A) be independent qualified MAI appraisers (B) have no right, power or authority to alter or modify the provisions of this Lease, (C) utilize the definition of Fair Market Value or the Fair Market Rental Value set forth above, and (D) be registered in the State if such State provides for or requires such registration.

     (vii) The Cost of the procedure described in this Paragraph 29(a) above shall be borne as follows: Tenant shall pay or reimburse the fees and expenses of the appraiser selected by Tenant; Landlord shall pay or reimburse the fees and expenses of the appraiser selected by Landlord; and the costs and expenses of the third appraiser (if any) shall be paid by the party who selected an appraiser whose appraised value was not the closest to the appraised value reached by the third appraiser.

     (f) Paragraph 29(b) is hereby amended by adding the following after the last sentence thereof:

     If, by virtue of any delay, Fair Market Rental Value is not determined by the twentieth (20th) anniversary of the First Basic Rent Payment Date, then, until Fair Market Rental Value is determined, Tenant shall continue to pay Basic Rent in the same amount which it was obligated under this Lease to pay immediately prior to the twentieth (20th) anniversary of the First Basic Rent Payment Date. When Fair Market Rental Value is determined, the appropriate Basic Rent shall be calculated retroactive to the twentieth
     (20th) anniversary of the First Basic Rent Payment Date and Tenant shall either receive a refund from Landlord (in the case of an overpayment) or shall pay any deficiency to Landlord (in the case of an underpayment).

     (g) A new Paragraph 29(c) is hereby added as follows:

          In determining Fair Market Rental Value, the appraisers shall determine the amount that a willing tenant would pay, and a willing landlord of a comparable building located within the Chicago, IL central business district office market would accept, at arm's length, to rent a building of comparable size and quality as the Improvements, taking into account: (a) the age, quality, condition (as required by the Lease) of the Improvements; (b) that the Leased Premises will be leased as a whole or substantially as a whole to a single user; (c) a lease term of three (3) years; (d) an absolute triple net lease; and (e) such other items that professional real estate appraisers customarily consider.


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     (h) Paragraph 3 of Exhibit "D" is hereby amended by deleting the text
"tenth (10th) anniversary and, if the initial Term is extended, on the fifteenth
(15th) and twentieth (20th) anniversaries" and inserting "tenth (10th) and fifteenth (15th) anniversaries, and, if the initial Term is extended, twenty-third (23rd) and twenty-eighth (28th) anniversaries" in lieu thereof.

     (i) A new Paragraph 5 to Exhibit "D" is hereby added as follows:

     Basic Rent for the Final Three Years of the Initial Term. Notwithstanding anything to the contrary in this Exhibit "D", the annual Basic Rent payable for the period commencing on the twentieth (20th) anniversary of the First Basic Rent Payment Date through and including the day immediately preceding the twenty-third (23rd ) anniversary of the First Basic Rent Payment date (the "Final Three Year Period of the Initial Term") shall be an amount equal to the annual Fair Market Rental Value as of October 1, 2010 as determined in accordance with Paragraph 29 of the Lease, provided, however, that (i) if the annual Fair Market Rental Value is greater than the annual Basic Rent in effect immediately prior to the Final Three Year Period of the Initial Term (the "Prior Rent"), then, the annual Basic Rent payable during the Final Three Year Period of the Initial Term shall equal the Prior Rent, and (ii) if the annual Fair Market Rental Value is less than $4,536,000.00, then, the annual Basic Rent for the Final Three Year Period of the Initial Term shall be $4,536,000.00. The annual Basic Rent for the Final Three Year Period of the Initial Term shall payable in equal monthly installments.

     5. Waiver to Permit the Change of Control Transaction to Proceed. Landlord hereby waives the requirements of Paragraph C(vi) with respect to the Change of Control Transaction only. The requirements of paragraph C(vi) shall remain in full force and effect with respect to any other event or circumstances to which Paragraph C(vi) applies.

     6. Conditions Precedent. Notwithstanding anything to the contrary herein, except with respect to the obligations of Tenant set forth in Paragraph 10 of this Agreement, this Agreement shall be of no force or effect and shall automatically become null and void ab initio unless (i) Lender consents in writing to the execution and delivery of this Agreement by Landlord, and (ii) on or before December 31, 2003, Tenant provides Landlord with evidence reasonably satisfactory to Landlord that the Change of Control Transaction has closed.

     7. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties thereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all counterparts shall constitute but one and the same instrument.

     8. Undefined Terms. All undefined capitalized terms used herein shall have the same meanings as set forth in the Lease.

     9. Entire Agreement. This Amendment and the Lease together contain the entire understanding between the parties hereto and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof or thereof. Any promises, representations, warranties or guarantees not herein or therein contained and hereinafter made shall have no force and effect unless in writing, and executed by the party or parties making such representations, warranties or guarantees. Neither this Amendment nor the Lease nor any portion or provisions hereof or thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

     10. Fees. Tenant shall pay all of its, Landlord's and Lender's respective legal fees and expenses in preparing, reviewing and negotiating this Agreement.


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     EXECUTED as of the day and year first above written.

                     RANDOLPH/CLINTON LIMITED PARTNERSHIP, a
                     Delaware limited partnership

                     By: QRS 10-1 (ILL), INC.,
                         general partner


                         By /s/ DONNA M. NEILEY
                           -----------------------------------------------
                           Name:  Donna M. Neiley
                           Title: Senior Vice President

                     INFORMATION RESOURCES, INC., a
                     Delaware corporation

                         By /s/ JOSEPH P. DURRETT
                           -----------------------------------------------
                           Name: Joseph P. Durrett
                           Title: Chief Executive Officer



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                                LENDER'S CONSENT

The undersigned, the successor to the lender under that certain loan in the amount of $26,000,000.00 made to Randolph/Clinton Limited Partnership, a Delaware limited partnership (the "Borrower"), which loan is evidenced by a certain Promissory Note dated as of December 29, 2000 and secured by property located in Chicago, Illinois, does hereby consent to the foregoing Fifth Amendment to Lease and Waiver by and between Borrower and Information Resources, Inc.

LaSalle Bank National Association, Trustee for, the Certificate Holders of GE Capital Commercial Mortgage Corporation: Commercial Mortgage Pass-Through Certificates, Series 2000-1.

By: GEMSA Loan Services, L.P.


By:
   --------------------------
Name:
Title:

 Dated: June __, 2003





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